Exhibit 4.3

Execution Copy

Dated 10 April 2006

GROWCORP (G.P.) LIMITED

as general partner of and on behalf of

EUROPEAN BIOSCIENCE FUND I LIMITED PARTNERSHIP

GROWCORP GROUP LIMITED

ENTERPRISE IRELAND

MICHAEL MCKENNA

JOHN LYNCH

THOMAS LEONARD

JONATHAN O’CONNELL

MERRION BIOPHARMA LIMITED

MERRION PHARMACEUTICALS LIMITED

SHAREHOLDERS AGREEMENT

relating to

Merrion Pharmaceuticals Limited

A & L GOODBODY

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	COVENANTS RELATING TO THE BUSINESS OF THE COMPANY	7
3.	INFORMATION AND ACCESS	10
4.	TRANSFERS AND RESTRICTED TRANSFERS	11
5.	PRE-EMPTION ON FUTURE ISSUANCES	14
6.	REALISATION	14
7.	RELATIONSHIP WITH ARTICLES	15
8.	GROUP COMPANIES	15
9.	DEFAULT IN OBLIGATIONS/APPOINTMENT OF CONSULTANT	15
10.	TERMINATION	16
11.	VARIATION OF THE AGREEMENT	16
12.	MISCELLANEOUS	16

SCHEDULE 1	RESTRICTED TRANSACTIONS

SCHEDULE 2	BOARD OF DIRECTORS AND COMMITTEES

SCHEDULE 3	DEED OF ADHERENCE

SCHEDULE 4	ARTICLES OF ASSOCIATION

SCHEDULE 5	THE COMPANY AND THE SUBSIDIARIES

THIS AGREEMENT is dated 10 April 2006 and made between

(1)	GROWCORP (G.P.) LIMITED having its registered office at 3015 Lake Drive, Citywest Business Campus, Dublin 24, as general partner of, and on behalf of, EUROPEAN BIOSCIENCE FUND 1 LIMITED PARTNERSHIP (EBF);

(2)	GROWCORP GROUP LIMITED having its registered office at 3015 Lake Drive, Citywest Business Campus, Dublin 24 (Growcorp);

(3)	ENTERPRISE IRELAND an Irish statutory corporation having its principal place of business at Glasnevin Hill, Glasnevin, Dublin 9;

(4)	MICHAEL MCKENNA of 1611 Digon Drive, Wilmington, North Carolina 28405

(5)	JOHN LYNCH of 21 Windsor Road, Rathmines, Dublin 6

(6)	THOMAS LEONARD of 2201 South Live Oak Parkway 28403, Wilmington, North Carolina;

(7)	JONATHAN O’CONNELL of 18 Belgrave Road, Monkstown, Co. Dublin

(8)	MERRION PHARMACEUTICALS, LIMITED having its registered office at 3rd Floor, Biotechnology Building, Trinity College Dublin, Dublin 2 (the Company); and

(9)	MERRION BIOPHARMA LIMITED having its registered office at 3015 Lake Drive, Citywest, Dublin 24.

RECITALS

A.	EBF, Growcorp, Enterprise Ireland, Michael McKenna, Thomas Leonard and John Lynch received shares in the Company from Merrion Pharmaceuticals Inc by way of distribution as part of the voluntary liquidation of Merrion Pharmaceuticals, Inc. on or about the date of this Agreement. Michael McKenna, Thomas Leonard, John Lynch and Jonathan O’Connell were already shareholders of the Company prior to that distribution.

B.	The Company is a private limited company incorporated under the laws of Ireland and more detailed particulars of the Company are set out in Schedule 5.

C.	The parties have agreed to enter into this Agreement to:

(ii)	regulate the conduct of the business of the Company and the relationship between the shareholders and the Company; and

(iii)	provide for a realisation by the Investors of their investment.

THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, (including the Recitals) unless the context otherwise requires:

1963 Act means the Companies Act, 1963;

1990 Act means the Companies Act, 1990;

2001 Act means the Company Law Enforcement Act, 2001;

the Acts means the Companies Acts, 1963 to 2005;

Acting in Concert has the same meaning as in Section 1(13) of the Irish Takeover Panel Act, 1997;

Articles means the Articles of Association of the Company set out in Schedule 4 as may be amended from time to time;

Asset Sale means the completion of any transaction where any person or group of persons Acting in Concert purchases all or substantially all of the business and assets of the Company;

Auditors means the auditors of the Company as determined in accordance with clause 2.9;

Board means the board of Directors of the Company as from time to time constituted;

Business Plan means the annual business plan of the Company in respect of each financial year which shall include a budget, projected cash flows, business objectives and targets;

Completion means completion of the distribution of shares in the Company from Merrion Pharmaceuticals Inc. to EBF, Growcorp, Enterprise Ireland, Michael McKenna, Thomas Leonard and John Lynch as referred to in Recital A;

Connected Person means in relation to a person, any other person (a) who is a connected person for the purposes of Section 10 of the Taxes Consolidation Act, 1997 to the first mentioned person; or (b) with whom the first mentioned person is Acting in Concert;

Confidential Information means any and all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:

(a)	the Company;

(b)	any aspect of any business of the Company;

(c)	the provisions of this Agreement;

(d)	the negotiations relating to this Agreement;

(e)	the subject matter of this Agreement; or

(f)	the Investors;

Day or Business Day means any day on which banks are generally open for business in Dublin;

Deed of Adherence means the deed in the form set out in Schedule 3;

Directors means the directors of the Company from time to time;

EBF Group means EBF and each general partner and limited partner therein and any fund, investment company and/or partnership for the time being owned or controlled or managed by any of the foregoing and any company for the time being owning, controlling or managing any such partnership, or, in the case of a partnership in which any such parties is the general partner, all or any other partners of any such partnership, or, in the case of any company holding shares in trust for any such partnership and/or person(s) co-investing with such partnership, the partners of co-investor(s) with such partnership;

EC Treaty means the treaty establishing the European Community (Treaty of Rome);

EI Preference Shares means shares of the Series A Convertible Preference Shares of the Company, par value of €1.00 per share, having the rights attaching thereto as set forth in the Articles;

Elan Agreement means a letter agreement dated 5 February 2004 between élan Corporation p.l.c. (Elan) and Merrion Biopharma Limited pursuant to which Elan is entitled to Shares, as such agreement may be amended from time to time;

Eligible Activity means the production of products for export or products of an advanced technological nature for supply to internationally trading or skilled sub-supply firms within the State or products for sectors of the Irish market that are subject to international competition, such production compromising part of the project or an activity covered by the industrial Development (Services Industries) Order, 1998;

ESOP means the share option plan approved by the holders of the majority of Shares and adopted as soon as possible after the date of this Agreement by the Company in accordance with clause 2.12;

Group means the Company and the Subsidiaries and Group Company shall be construed accordingly.

Growcorp Group means Growcorp and any company which from time to time is its subsidiary or holding company and a subsidiary of any such holding company and in the case of any company holding shares in trust for any person, firm or body corporate, such person firm or body corporate and any nominee on its behalf;

Intellectual Property means any and all rights pertaining to discoveries, trade secrets, confidential business information, financial, marketing and business data, concepts, ideas and improvements to existing technology (whether or not written down or otherwise converted to tangible form), patents, patent applications, patent disclosures, designs, trade marks, service marks, trade names, logos, rights in any domain names, algorithms, database rights, goodwill, copyright(s), moral rights, know-how, reputation, modes, get-up, computer programs and analogous property, plans, models, and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or registerable and to the fullest extent thereof and for the full period therefore and all extensions and renewals thereof), pricing and cost information, business and marketing plans and customer and supplier lists and information, all applications for registration of the foregoing and all rights and interest, present and future thereto and therein;

Investors means EBF and Enterprise Ireland, each an Investor;

Ireland means Ireland including Northern Ireland and “Irish” will be construed accordingly;

Keyman Insurance means the life and critical illness insurance policies for the Company’s benefit on the lives of Michael McKenna, Thomas Leonard and John Lynch;

Listing means the admission to trading of any of the Shares or depository receipts representing Shares, or any shares of any holding company or subsidiary of the Company to such market as is approved by the Investors;

Merrion Biopharma Limited means a private limited company having its registered office at, 3015 Lake Drive Citywest, Dublin 24, registered no. 368718;

Merrion Biopharma LLC means a private company incorporated in Delaware having its registered address at Corporation Service Centre, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware.

Merrion Research I Limited means a private limited company having its registered address at 3015 Lake Drive, Citywest Dublin 24, registered no. 385198;

Merrion Research II Limited means a private limited company having its registered address at 3015 Lake Drive, Citywest Dublin 24, registered no. 385197;

Ordinary Shares means the ordinary shares of the Company, par value of €0.01 per share, having the rights attaching thereto as set out in the Articles;

Realisation means a Share Sale, an Asset Sale or a Listing (whichever occurs first);

Relevant Business means the business of the research and development and licensing and other exploitation of specialty drug delivery technologies on a commercial basis;

Remuneration Committee means such sub-committee of the Board comprising non-executive directors and a chief executive officer as the holders of the majority of the Shares may from time to time determine;

Senior Executive means any person employed by any Group Company at a rate of remuneration (including all commissions, bonuses and similar payments) in excess of €75,000 per annum;

Senior Manager means Michael McKenna, Thomas Leonard, John Lynch and Jonathan O’Connell;

Service Agreement(s) means the service agreement(s) between each of the Senior Managers and the Company in the form approved by the Investors;

Shareholders means the parties hereto other than the Company and Merrion Biopharma Limited, each a Shareholder;

Shareholder Group in relation to EBF means the EBF Group and in relation to Growcorp means the Growcorp Group;

Shares means any ordinary shares or preference shares of the Company or where the context so admits, all outstanding ordinary shares and preference shares of the Company;

Share Sale means the transfer or other disposal (whether through a single transaction or a series of connected transactions) of the legal and/or beneficial interest or title to 80% or more of the Shares taken together to a person and any Connected Person(s) or the acceptance of an offer as a result of which the offeror and any Connected Person or person Acting in Concert with it becomes entitled or bound to acquire 80% or more of the Shares;

Subsidiary means any subsidiary for the time being of the Company and Subsidiaries shall be construed accordingly and include Merrion Biopharma Limited, Merrion Biopharma LLC, Merrion Research I Limited and Merrion Research II Limited;

Tax includes:

(a)	corporation tax (including any surcharge), advance corporation tax, income tax (including tax, or amounts on account of tax, required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, gift tax, capital acquisitions tax, value added tax, dividend (distribution) withholding tax, national insurance contribution, PAYE deductions, pay related social insurance and levies, capital duty, stamp duty, deposit interest retention tax, surtax, duties of customs and excise and import, petroleum revenue tax, rates and all taxes, duties or charges replaced by or replacing any of the foregoing;

(b)	all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added and personal property;

(c)	all taxes, levies, imposts, duties, charges or withholding of any nature whatsoever chargeable by any Tax Authority in any jurisdiction;

(d)	any payment whatsoever which the Company may become bound to make to any person as a result of the discharge by that person of any tax which the Company has failed to discharge; and

(e)	any payment which the Company is obliged to make to another person as a result of an enactment relating to Tax,

together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company or any other person and regardless of whether any amount in respect of any of them is recoverable from any other person.

1.2.	The Schedules referred to in this Agreement form an integral part of this Agreement, and references to this Agreement include reference to them.

1.3.	All references in this Agreement to costs, charges or expenses include any value added tax or similar tax charged or chargeable on them.

1.4.	All obligations, agreements, covenants, representations or liabilities arising under this Agreement, given or entered into by more than one are given or entered into jointly and severally.

1.5.	Unless the context otherwise requires, in this Agreement:

1.5.1.	references to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, limited liability companies, associations, bodies corporate, trusts and investment funds (in each case whether or not having a separate legal personality) but references to individuals are deemed to be references to natural persons only;

1.5.2.	words denoting the singular include the plural and vice versa and words importing the masculine include the feminine and neuter and vice versa;

1.5.3.	reference to writing or similar expressions includes transmission by facsimile or other electronic means;

1.5.4.	a word or phrase the definition of which is contained or referred to in section 2 of the 1963 Act has the meaning attributed to it by that definition;

1.5.5.	references to acts, statutory instruments and other legislation are to legislation operative in Ireland and to such legislation, modified, consolidated, amended or re-enacted (whether before or after the date of this Agreement) and any subordinate legislation made under that legislation;

1.5.6.	reference to any Irish legal term, concept, legislation or regulation (including, without limitation, those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) or any accounting term or concept, in respect of any jurisdiction other than Ireland is construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction; and

1.5.7.	reference to any document includes that document as amended or supplemented whether before or after the date of this Agreement.

1.6.	Reference to a document in the “agreed form” or “agreed terms” is to the form or terms of the relevant document agreed by the parties to this Agreement and initialled by them or on their behalf for identification purposes.

1.7.	Any undertaking by any of the parties not to do any act or thing shall be deemed to include an undertaking not to permit or assist the doing of that act or thing.

2.	COVENANTS RELATING TO THE BUSINESS OF THE COMPANY

The Company undertakes to the Shareholders that it shall exercise its powers to ensure and/or procure that the Company and all Subsidiaries complies with all its obligations under this Agreement and in particular that:

2.1.	Business

The Group will carry on the Relevant Business in an effective and businesslike manner and, subject only to any joint ventures entered into pursuant to clause 2.15 and paragraph 1.24 of Schedule 1, any expansion or alteration in the Relevant Business of the Group will be carried on by the Company or a wholly owned subsidiary of the Company;

2.2.	Records

The Group will maintain proper, usual and up-to-date financial and accounting records in relation to its business and affairs;

2.3.	Chief Executive Officer Reports

The Chief Executive Officer shall keep the Board informed on a weekly and monthly basis of the progress of the business of the Company and the Group and all material developments regarding the Company and the Group and shall furnish a report to such extent and in such form and detail as the Board may from time to time require with particulars of any matters concerned with and arising out of the activities of the Company and the Group and in particular but without limiting the generality of the foregoing details of the Group’s business development, financial and commercial progress, funding and information relating to competitors to the extent relevant and available.

2.4.	Board of Directors

The business of the Company shall be controlled by the Board and, subject as set out in this Agreement the Company shall not enter into any contract, transaction or arrangement whereby its business would be controlled otherwise than by the Board. The Board and its committees shall be constituted and governed as set out in Schedule 2;

2.5.	Insurance

2.5.1.	The Group will keep all its property and assets (and those of its Subsidiaries) of an insurable nature insured to the full replacement cost thereof at all times with a well established and reputable insurance office against loss or damage and other normal risks in accordance with good commercial practice normally insured against by enterprises carrying on a similar business and shall likewise effect directors’ and officers’ liability insurance and such other insurances as the Investors may reasonably require and produce the policies and all endorsements issued in relation thereto to the Investors for inspection on demand and duly pay or cause to be paid the premiums and other sums of money payable in respect of all such insurance and if required produce to the Investors on demand the receipt for the same and any certificates required by the Investor concerning the scope, effectiveness and continuance of all such insurances;

2.5.2.	The Company shall within 60 Days of the date hereof take out the Keyman Insurance and will maintain it in force for the duration of the Agreement;

2.6.	Taxes, Rent, Rates etc.

The Group shall ensure that all rents, rates, Taxes, duties and assessments payable by it shall be paid promptly where due;

2.7.	Compliance with Constitutional Documents

Each Group Company shall comply with its Memorandum and Articles of Association, as applicable, or other constitutional documents;

2.8.	Auditors, Accounts and Accounting Standards

The auditors of the Company shall be KPMG or such other firm as has been approved in writing by the Shareholders, the accounting year of the Company shall, unless and until the Company may in general meeting determine otherwise, commence on 1 January and end on 31 December in every year and the Company shall ensure that its audited accounts are prepared in accordance with International Financial Reporting Standards for the financial year ending 31 December 2007 and each financial year thereafter;

2.9.	Service Agreements

The Company shall fully enforce the Service Agreements and all service agreements with Senior Executives of the Company and shall not change the terms of such agreements without the prior written consent of the Remuneration Committee;

2.10.	Management Structure

If so requested by the holders of at least 50% of the Shares, the Company shall review the management structure and the roles and responsibilities of the management team and shall if necessary amend and alter the same so as to ensure that the Group’s operations are carried on in an effective and business-like manner;

2.11.	Compliance with Laws

The Group will conduct its business in accordance with all applicable, laws, regulations, permits, licences, approvals, authorisations, clearances or consents of or by any government as revenue, judicial, or regulatory agency or authority;

2.12.	Employee Share Option Plan

The Company shall as soon as practicable after the date of this Agreement establish a share option plan in respect of up to a maximum of 1.5% of the issued share capital of the Company, immediately following Completion and excluding any and all shares owned or held in the Company by Michael McKenna, Thomas Leonard, John Lynch and Jonathan O’Connell, on terms approved in advance by the holders of the majority of Shares. The Company may grant options to the employees, consultants and advisers under such share option plan subject to the approval of the Remuneration Committee.

2.13.	Business Advisory Fee

The Company shall in each financial year pay Growcorp a business advisory fee of €50,000 per annum, payable quarterly in advance.

2.14.	Elan’s Subscription

Each of the parties acknowledges and confirms the terms of the Elan Agreement and the Company agrees to comply with the terms thereof and each of the Shareholders hereto irrevocably waives all rights of pre-emption to which it may be or become entitled under this Agreement, the Articles, statute or otherwise in connection with compliance by the Company and any Shareholder and/or Subsidiary with the terms thereof.

2.15.	Restricted Transactions

None of the Company nor any of the Subsidiaries shall do any of the matters listed in Schedule 1 unless it has obtained the requisite consent as set out in Schedule 1.

2.16.	Maintenance of Un-issued Share Capital

The Company shall maintain available in the un-issued capital of the Company such number of shares as would be required to satisfy Enterprise Ireland’s conversion right as set out in the Articles.

2.17.	Dividends

Subject to the provisions of the Acts, the Company and the Shareholders covenant and undertake to Enterprise Ireland to exercise all voting rights and powers of control available to them in relation to the Company so as to approve the payment of dividends to Enterprise Ireland subject always to applicable law and to the approval of the Board as may reasonably be required.

2.18.	Redemption

The Company and the Shareholders covenant and undertake to Enterprise Ireland to exercise all voting rights and powers of control available to them in relation to the Company (provided always nothing in this clause shall oblige the Shareholders or the Company to invest or procure the investment of monies in the Company) so as to approve and procure the redemption of the EI Preference Shares in accordance with all applicable laws and subject to the provisions of the Acts.

3.	INFORMATION AND ACCESS

3.1.	The Company shall keep the Shareholders (with the exception of Enterprise Ireland) informed on a timely basis of the progress of the business of the Group and all material developments regarding the Group and shall furnish reports to such extent and in such form and detail as the holders of the majority of the Shares may from time to time reasonably require with particulars of any matters concerned with and arising out of the activities of the Group and in particular but without limiting the generality of the foregoing will give the Shareholders (with the exception of Enterprise Ireland):

3.1.1.	audited financial statements including consolidated balance sheet and profit and loss account in respect of each financial year of the Company and each Subsidiary forthwith upon the same becoming available and in any event not later than the expiration of 120 Days from the end of the financial year to which the profit and loss account in question relates together with the directors’ and auditors’ reports thereon;

3.1.2.	within 10 Days from the end of each month, monthly management reports and management profit and loss accounts and balance sheets in relation to the Company and each Subsidiary to include financial statements prepared in accordance with standard accounting practice and in a form agreed with the holders of a majority of the Shares; and

3.1.3.	comprehensive and consolidated budgets (including capital expenditure budgets) in relation to the Group in such form and detail as the holders of a majority of the Shares may reasonably require and profit and loss accounts, balance sheets, cash flow projections for the following financial year no later than 6 weeks prior to the commencement of the financial year in question and prior to their formal adoption by the Board;

3.1.4.	copies of the minutes of the meetings of the Board of Directors.

3.2.	The Company shall keep Enterprise Ireland informed of the progress of the business of the Company and shall furnish Enterprise Ireland (whenever so required) with such reasonable particulars of any matters relating to the activities of the Company and without prejudice to the generality of the foregoing shall submit Quarterly Management and Annual Audited Accounts satisfactory to Enterprise Ireland (HPSU Division) within three and six months respectively from the end of the relevant financial periods and will give Enterprise Ireland copies of the meetings of the Board of Directors;

3.3.	The Company shall permit the Shareholders and, so far as it is within the Company’s power of procurement, shall procure that the Shareholders be permitted at all times on reasonable notice through its duly authorised representative(s) to enter onto any premises of the Group or any other person to examine, inspect, copy at its own expense, and make extracts from all books of account, records, memoranda, correspondence files, papers or other documents and data (together Data) of the Group and shall co-operate with the Shareholders and its representative(s) and furnish it with reasonable explanations of any matters contained in such Data.

3.4.	The Shareholders shall be entitled every six months to review and examine the adequacy of the information and reporting systems used by the Group to provide accurate and timely information and the Company hereby agrees to procure that the Company shall modify the information and reporting systems in such manner as the holders of a majority of the Shares may reasonably require.

3.5.	Subject to compliance with applicable data protection legislation, on its own behalf and on behalf of each Subsidiary the Company hereby authorises Growcorp to consult fully with the bankers and auditors of the Company and each of the Subsidiaries and any other investors or proposed investors in the Company as to its affairs and to exchange information whether oral or written in such manner as Growcorp and/or the said bankers, auditors or any other investors shall deem necessary. The Company agrees and undertakes to authorise, request and instruct such bankers, auditors, other investors and proposed investors to release and discuss any such information to Growcorp and otherwise to facilitate fully Growcorp in the exercise of its entitlements hereunder. This authority shall also extend to the disclosure publicly of information about the Group which it is required to make by law or by any regulatory body to which Growcorp is subject. The Company further agrees and undertakes to authorise, request and instruct its bankers or other persons providing banking or financial facilities to the Company to notify forthwith in writing Growcorp of the occurrence of any breach of or default under any such banking or other financial facilities.

4.	TRANSFERS AND RESTRICTED TRANSFERS

4.1.	Transfers by Shareholders intra-group

Each Shareholder may at any time transfer any Shares held by it to any member of its Shareholder Group and subject only to clause 4.2 each of the Shareholders may at any time transfer any Shares held by it to any third party and the other Shareholders shall take all necessary actions whether by way of voting or otherwise to procure the registration of any such transferee of Shares.

4.2.	Offer round on Transfers

4.2.1.	No Shareholder (a Proposing Transferor) shall transfer or dispose of or agree to transfer or dispose of or grant any interest or right in any Shares or any interest therein to any person (a Transferee) without first offering the same for transfer to the other Shareholders. Such offer may be in respect of all or part only of the Shares held by the proposing transferor and shall be made by the proposing transferor by giving notice in writing (a Transfer Notice) to the Board.

4.2.2.	Each Transfer Notice shall specify the Shares offered (the Sale Shares) and the price at which they are offered (the Specified Price) and the identity(ies) of the proposed transferee(s) and it shall constitute the Company as the agent of the Proposing Transferor for the sale of the Sale Shares to the other Shareholders at the Specified Price. A Transfer Notice may, subject as set out below, include a statement that unless all of the Sale Shares are sold, none of them are to be sold (a Full Sale Notice).

4.2.3.	Upon receipt by the Board of the Transfer Notice the Board shall forthwith give written notice to the other Shareholders holding Shares of the same class as the Sale Shares of the number and description of the Sale Shares and the Specified Price and the identity(ies) of the proposed transferee(s)) inviting each of such Shareholders to state by notice in writing to the Company within 15 days whether he is willing to purchase any and, if so, what maximum number of the Sale Shares (Maximum) he is willing to purchase and shall forthwith give a copy of such notice to the proposing transferor. A person, who pursuant to such a notice, expresses a willingness to purchase any Sale Shares is referred to below as a Purchaser.

4.2.4.	Within 10 days of the expiration of the said period of 15 days the Board shall, subject to 4.2.5 allocate the Sale Shares to or amongst the Purchasers and such allocation shall in the case of competition be made pro rata to the number of Shares held by them but individual allocations shall not exceed the Maximum which the relevant member shall have expressed a willingness to purchase.

4.2.5.	If, at the expiration of the period of 10 days referred to in clause 4.2.4 above, any of the Sale Shares have not been allocated to Shareholders holding Shares of the same class as the Sale Shares in accordance with the provisions of this clause 4.2, then the Board shall offer such unallocated Sale Shares to the other Shareholders in accordance with clause 4.2.3 and 4.2.4 above and if 15 days following such offer to the other Shareholders all of the Sale Shares have not been allocated to one or more Shareholders in accordance with this clause 4.2 the Proposing Transferor may at any time within a period of 60 days after the expiration of the said period of 15 days transfer the Sale Shares not so sold to the proposed transferee(s) (if any) specified in the Transfer Notice, or to any other person at any price not being less than the Specified Price PROVIDED THAT:

(1)	if the Transfer Notice shall contain a Full Sale Notice he shall not be entitled hereunder to transfer any of such Sale Shares unless in aggregate all of such Sale Shares are so transferred;

(2)	the Board may require to be satisfied on reasonable grounds that such Sale Shares are being transferred in pursuance of a bona fide sale for the consideration stated in the transfer without any deduction, rebate or allowance whatsoever to the transferee and if not so satisfied may refuse to register the instrument of transfer;

(3)	if required by the Board, the transferee enters into a binding and legal commitment with the Company whereby he agrees to be bound by the terms of any shareholders agreement as it applies to the Transferor; and

(4)	the proposed transfer of the Sale Shares shall not be made to any person or persons who have carried on, carry on or plan to carry on any business which is similar to or competes with or is likely to compete with the Relevant Business without the consent of the holders of the majority of the Ordinary Shares in writing.

4.2.6.	Notwithstanding the foregoing, in the event that any Shares have been issued pursuant to the terms of the ESOP and in the case of Shares issued subject to any share restriction agreement, such Shares shall first be offered to the Company pursuant to the Right of First Refusal (as defined in the ESOP) or pursuant to a similar right of first refusal for the Company under the relevant share restriction agreement but, for the avoidance of doubt, in the event that the Company does not exercise its Right of First Refusal or similar right of first refusal under the relevant share restriction agreement in full in relation to the proposed transfer of such Shares, the terms of this clause 4.2 shall then apply to any such Shares not acquired (or to be acquired) by the Company.

4.2.7.	Any or all of the provisions of this clause 4.2 may, at any time, be waived or suspended in respect of any particular transfer, or transfers, of shares with the consent in writing of the holders of 80% or more of the Ordinary Shares.

4.3.	Deed of Adherence

Notwithstanding any other provision of this Agreement or the Articles no Shareholder may transfer or otherwise dispose of any right or interest (whether legal, equitable or otherwise) in or grant any Encumbrance over any of its Shares to any person (Transferee) who is not a party to this Agreement unless the proposed Transferee shall prior to such transfer have entered into and lodged with the Company a Deed of Adherence. On receipt of such Deed of Adherence by the Company and upon completion of the transfer the Transferee shall be deemed for all purposes to be a party to this Agreement and to be bound by the provisions and have the benefit of all covenants and undertakings contained in this Agreement (to the extent they remain to be performed) as if such person was a party to this Agreement and named in this Agreement as a party of the same part as the transferor. The provisions of this clause 4.3 shall apply also to any issue of Shares to a person who is not, at the date of such issue, a party to or deemed to be a party to this Agreement and such person will be considered a Shareholder and the Company hereby covenants and agrees that unless the holders of a majority of the Ordinary Shares otherwise agree in writing, it shall be a condition to the issuance of Shares to any person (other than pursuant to the ESOP) that such person shall execute a Deed of

Adherence and be bound by the provisions and have the benefit of all covenants and undertakings contained in this Agreement (to the extent they remain to be performed). Furthermore, the Company covenants that it shall be a condition to the issuance of Shares to any person pursuant to the ESOP that such person execute a deed of adherence in such form as the holders of a majority of the Ordinary Shares approve in writing under which such person agrees to be bound by the provisions of clauses 4.2 and 4.5 hereof.

4.4.	Tag-Along Right

Each of the Shareholders agrees that in the event of any of them receiving any offer for the purchase of all or any of their Shares and wishing to accept such offer, then notwithstanding anything contained in this Agreement or the Articles it shall procure that it is an express term of any such agreement for the sale and purchase of its Shares or any of them that each Shareholder shall have the option of selling to the purchaser thereof, the same proportion of its Shares on the same terms and at the same time as the Investors or Growcorp’s Shares are sold (Tag Along Rights) provided that the maximum price payable to Enterprise Ireland in respect of the EI Preference Shares shall not exceed the amount due on their redemption. A Shareholder will not be entitled to exercise Tag Along Rights if Enterprise Ireland is selling shares in order to comply with the terms of a Ministerial Order from the Minister for Enterprise Trade and Employment.

4.5.	Drag-Along Right

If at any time a third party makes an offer to purchase in excess of 50% or more of the Ordinary Shares (an Offer):

4.5.1.	the party receiving such offer shall notify all Shareholders of the Offer indicating the price offered for each Share the number of Shares offered to be purchased, and all other material terms of the Offer;

4.5.2.	if the Offer is acceptable to the holders of 65% of the Ordinary Shares then in issue in the Company (the Sellers);

1)	the Sellers may procure that the Offer is extended on the same terms to those Shareholders to whom it was not already made (the Dragged Shareholders) (and if the Offer is for less than all of the then outstanding shares of the Company, pro rata to their shareholdings);

2)	on procuring that the Offer is extended to the Dragged Shareholders, if the Dragged Shareholders or any of them have not accepted the Offer at the time that the Sellers have accepted it the Sellers will be entitled to accept the Offer on behalf of the Dragged Shareholders (and if the Offer is for less than all of the then outstanding shares of the Company, pro rata to their shareholdings) and for such purpose each Dragged Shareholder (with the exception of Enterprise Ireland) hereby irrevocably appoints each of the Sellers as his attorney to accept the Offer on his behalf and to execute and deliver all documents and instruments required to give effect to such acceptance and to the sale of all of the then outstanding shares of the Company or such proportion of the issued share capital of the Company as the Sellers may direct, which shall if the Sellers so wish, include all of the Sellers’ Shares). Enterprise Ireland shall execute and deliver all documents and instruments reasonably required by the Sellers to give effect to the acceptance by the Sellers of the Offer on behalf of Enterprise Ireland and to the sale of all of the then outstanding shares of the Company or such proportion of the issued share capital of the Company as the Sellers may direct. The Sellers shall procure that the Purchaser will pay to a Dragged Shareholder the consideration for such Dragged Shareholder’s Shares sold by transferring the consideration to such bank account as may be notified by such Dragged Shareholder to the Sellers, and failing such notification by delivering by hand a cheque for the amount payable to such Dragged Shareholder to the address of such Dragged Shareholders shown in the Register of members of the Company Shareholder and on proof that such cheque was delivered by hand, the Sellers and the Purchaser shall be deemed to have discharged all moneys due to such Dragged Shareholder in respect of the sale of some or all of his Shares pursuant to the Offer.

4.5.3.	Each of the Shareholders hereby irrevocably waives all pre-emption rights to which he may be or become entitled under this Agreement, the Articles, statute or otherwise in respect of any transfer of shares pursuant to an Offer.

5.	PRE-EMPTION ON FUTURE ISSUANCES

5.1.	Save as for the issue of Shares to Elan under the Elan Agreement no Share (which term for the purposes of this clause 5 includes any security convertible into a Share) may be issued except as follows:

5.1.1.	the Shares to be offered for subscription shall be first offered to the holders of Ordinary Shares, in proportion to the total number of Shares then held by them respectively, for cash and in all respects on the same terms per Share;

5.1.2.	such offers shall be made by notice to each holder of the Ordinary Shares stating the total number of Shares so offered, the number thereof offered to that Shareholder, the price per Share and the date (which shall be not less than 10 days after the date upon which notice is given) by which the offer, if not accepted, will be deemed to have been rejected;

5.1.3.	any Shares in respect of which an offer to a Shareholder is accepted shall be issued on the basis of such offer and the Shareholder will be obliged to subscribe for and consummate the purchase of such Shares accordingly;

5.1.4.	if any offer is rejected or deemed to have been rejected by a Shareholder, the Shares comprised therein shall be offered for subscription on the same terms to the other Shareholders who have accepted the offers made to them under clause 5.1.1 and in the event of competition their entitlements to subscribe will be proportionate to the numbers of Shares held by them respectively; and

5.1.5.	any Shares so offered which are still not taken up shall be offered to the other Shareholders of the Company in accordance with clause 5.2 to 5.5 and after such further offers may at the discretion of the Board, be allotted to any third party but on the same terms any Shares not allotted as they were offered to Shareholders pursuant to this clause 5.

5.2.	The benefit of an offer to issue Shares or of the contract arising out of the acceptance thereof cannot be assigned or transferred by the offeree.

5.3.	The provisions of this clause 5 shall not apply in respect of: (i) any particular issuance or issuances with the consent in writing of the holders of 80% of the Ordinary Shares, (ii) the grant of options or Shares under the ESOP and the issuance of Shares upon exercise thereof or (iii) the issuance of Shares upon conversion of EI Preference Shares or Preference Shares in accordance with the Articles.

6.	REALISATION

6.1.	Target Exit

Each of the Shareholders hereby acknowledges their mutual objective of maximising the value of and realising their investments in the Company and shall use all reasonable endeavours to put the Company into a position that a Realisation can be achieved within 1 year from Completion.

6.2.	Requisite Resolutions

6.2.1.	Each of the Shareholders undertakes to other Shareholders to exercise all voting and other powers of control available to them to vote in favour of resolutions of the Company or any other Group Company which are necessary or desirable to achieve a Realisation as contemplated by clause 6.1.

6.2.2.	Subject to the terms of clause 2.15 and the Schedule 1, each of the Shareholders hereby agrees that in the event that the Company and a purchaser shall agree upon an Asset Sale then the Shareholders shall do all things and pass all resolutions necessary or desirable to give effect to such Asset Sale. On the completion of the Asset Sale the Company shall be wound up and the assets of the Company then available for distribution distributed to the members in accordance with the Articles and applicable law.

6.3.	Listing

6.3.1.	Save with the prior consent of the Shareholders, the Company shall not make an application for a Listing unless:

(1)	each Shareholder has in relation to the Shares it holds the opportunity to participate pro-rata as vendors in any offer for sale or placing connected with such Listing; and

(2)	following the Listing each Shareholder shall (subject to the consent of the sponsor to the Listing) have the freedom to deal in the shares in the Company or the Company’s holding company (if any) then held by it.

7.	RELATIONSHIP WITH ARTICLES

As between the Shareholders in the event of any conflict or any ambiguity arising between the terms of this Agreement, those of the Articles, the terms of this Agreement shall prevail and accordingly, if so required by the Investors, the other Shareholders, in accordance with the terms of this Agreement and subject to the Acts, shall exercise all voting and other rights and powers available to them so as to give effect to the terms of this Agreement and if it is necessary to amend the Articles of the Company or any other Group Company or pass a members’ resolution to ensure that a provision of this Agreement is effective in accordance with its terms and each Shareholder shall in accordance with the terms of this Agreement and subject to the requirements and limitations Acts, of the exercise his voting rights to ensure that the Articles is so amended or that the necessary resolution is passed.

8.	GROUP COMPANIES

Each of the Shareholders agrees and undertakes with each other that they shall procure as far as it is reasonable having regard to their respective rights and powers in respect of the Company and each other Group Company, that each other Group Company from time to time shall to the extent it is able to do so by law, observe and perform the provisions and conditions in this Agreement to which the Company is subject under this Agreement as if reference to the Company included a reference to such other Group Company, (including without limitation clauses 2 and 3).

9.	DEFAULT IN OBLIGATIONS/APPOINTMENT OF CONSULTANT

9.1.	If a Group Company is in material breach of any of the provisions of this Agreement including in particular any provisions relating to reporting on provision of information and such Group Company (having been called on by the holders of the majority of Ordinary Shares to remedy such breach), shall not have remedied such breach to the satisfaction of the Shareholders within 30 Days of such call the holders of the majority of Ordinary Shares shall be entitled to appoint to such Group Company, any person, persons, firm or company to act as a consultant or external adviser to such Group Company. The consultant appointed hereunder shall have the duty, right, and entitlement to obtain all information and documents to which the each Investor is entitled pursuant to this Agreement, and such consultant shall be entitled:-

9.1.1.	to exercise all of the rights of an Investor pursuant to clause 3;

9.1.2.	to have full explanations from, and access to, all employees of such Group Company in the carrying out of his functions; and

9.1.3.	to institute, implement, and maintain all reporting systems, collation systems and other management, financial, banking, and informational systems, practices and procedures which such consultant shall deem necessary either for the furtherance of its functions as consultant or so as to ensure the future compliance by such Group Company with the provisions of this Agreement.

9.2.	The appointment of a consultant under clause 9.1 shall be upon such terms and for such period as the appointing Shareholder may in its absolute discretion determine and the appointing Shareholder shall be entitled to alter such terms and/or to renew such appointment and/or to appoint further or alternative consultants from time to time as it shall see fit.

9.3.	All reasonable costs, expenses, properly incurred and all reasonable and proper fees and charges levied by any consultant appointed under clause 9.1.1 shall be borne by the Group Company to which such consultant(s) is/are appointed.

10.	TERMINATION

10.1.	Save as otherwise specifically provided herein, the provisions of this Agreement shall continue in full force and effect as regards each party hereto for so long as that party holds shares in the capital of the Company.

10.2.	Subject as hereinafter provided, this Agreement shall terminate forthwith upon Completion of a Realisation save that if a Realisation shall be an Asset Sale it shall terminate at the winding up of the Company in accordance with Clause 6.2.2; provided that in a Share Sale, the Investors shall have sold all their Shares;

10.3.	The termination of this Agreement shall be without prejudice to any rights that may have accrued under this Agreement to any party against any other before such termination and the termination of this Agreement shall not affect the continuance in force after such termination of such provisions as are by their nature capable of enforcement against any party by any other party after the termination of this Agreement.

11.	VARIATION OF THE AGREEMENT

The terms of this Agreement may only be varied or amended by instrument executed by the holders of 65% of the Ordinary Shares in writing (such consent to include that of Enterprise Ireland).

12.	MISCELLANEOUS

12.1.	Announcements

None of the Company and each of the Shareholders shall make any news release or other public announcement of or disclose any of the terms of this Agreement to any third party without the prior written consent of the Investors except where such news release or public announcement is required by law or by regulations of any market which the Shares are listed or dealt or other regulatory authority.

12.2.	Assignment

12.2.1.	None of the parties to this Agreement may assign any of its rights under this Agreement without the prior written consent of each of the other parties except that a Shareholder may assign the benefit of any provision of this Agreement to any member of its Shareholder Group or to any other party to whom it has transferred Shares in accordance with this Agreement and the Articles and such assignee shall be entitled to enforce the same rights against the other parties to this Agreement as if it were named as a Shareholder under this Agreement.

12.2.2.	Subject to clause 12.2.1 this Agreement will be binding on and enure for the benefit of the personal representatives and assigns and successors in title to each of the parties and references to the parties will be construed accordingly.

12.3.	Severability

All the terms and provisions of this Agreement are distinct and severable, and if any term or provision is held or declared to be unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will to that extent only be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not in any event be affected.

12.4.	Whole Agreement

This Agreement (when read with the Subscription Agreement) supersedes all prior representations, arrangements, understandings and agreements, and sets out the entire, complete and exclusive agreement and understanding between the parties. The rights of the Investors under this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

12.5.	Survival

The provisions of this Agreement which have not been performed at Completion will remain in full force and effect notwithstanding Completion.

12.6.	Remedies Cumulative

The provisions of this Agreement and the rights and remedies of the parties are cumulative and are without prejudice and in addition to any rights or remedies which a party may have at law or in equity. The exercise by a party of any one right or remedy under this Agreement or at law or in equity will not (unless expressly provided in this Agreement or at law or in equity) operate so as to hinder or prevent the exercise by that party of any other right or remedy.

12.7.	Waiver

Any liability to an Investor under this Agreement may be wholly or partially released, varied, compounded or compromised by such Investor in its absolute discretion as regards any of the other parties without in any way prejudicing or affecting its rights against any other party under the same or a similar liability, whether joint and several or otherwise. A waiver by an Investor of any breach by any party of any of the terms, provisions or conditions of this Agreement, or the acquiescence of an Investor in any act (whether commission or omission) which but for such acquiescence would be a breach, will not constitute a general waiver of the term, provision or condition or of any subsequent act which is inconsistent with it.

12.8.	Statutory Powers

The Company shall not be bound by any provision of this Agreement to the extent it would constitute an unlawful fetter on any statutory power of the Company, but such provision shall remain valid and binding as regards all other parties to which it is expressed to apply.

12.9.	Further Assurance

Each party hereto shall, at the request of any other party hereto (other than the Company) within 5 Days of the request execute and do all such documents, acts and things as may reasonably be required subsequent to Completion by the holders of a majority of the Shares to give effect to the terms hereof.

12.10.	Notices

12.10.1.	Any notice or other communication to be given or served under this Agreement shall be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and may be delivered by hand or sent by pre-paid registered post or internationally recognized overnight courier (i.e., Federal Express or UPS) addressed as follows:

EBF:

3015 Lake Drive, Citywest, Dublin 24

Attn: Michael Donnelly

Enterprise Ireland:

Wilton Park House, Wilton Place, Dublin 2

Attn: The Manager, Investment Policy Directorate

Growcorp Group Limited

3015 Lake Drive, Citywest, Dublin 24

Attn: Fintan Maher

to the Company,:

Merrion Pharmaceuticals Limited: 3rd Floor, Biotechnology Building, Trinity College

Dublin, Dublin 2

Attn: John Lynch

to Michael McKenna:

1611 Dijon Drive, Wilmington, North Carolina 28405

to John Lynch:

21 Windsor Road, Rathmines, Dublin 6

to Thomas Leonard:

2201 South Live Oak Parkway 28403, Wilmington, North Carolina

to Jonathan O’Connell:

18 Belgrave Road, Monkstown, Co. Dublin

or to such other address as the addressee may have previously substituted by notice. No notice may be served by facsimile or by means of electronic communication.

No party to this Agreement shall be entitled to substitute for his address set out above an address outside of the State unless such party shall at the same time irrevocably appoint A&L Goodbody as his agent for service process relating to proceedings before the Courts of Ireland in connection with this Agreement and agrees to maintain as its agent A&L Goodbody during the term of this Agreement and such further period during which any action may be taken hereunder and each such party agrees that failure by A&L Goodbody to notify any such party of service of proceedings on it will not invalidate the proceedings concerned.

12.10.2.	A notice or other communication will be deemed to have been duly served or given:

(1)	in the case of delivery, at the time of delivery;

(2)	in the case of posting, 72 hours after posting (and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted will be sufficient evidence that the notice or other communication has been duly served or given); or

(3)	in the case of delivery by overnight courier, either one business day after deposited in a valid pick-up location for such courier prior to the time for the last pick-up by such courier for such location for such day, or two business days if such notice is to be delivered internationally.

but if a notice is given or served at business premises other than during usual business hours, it will be deemed to be given or served on the next following Day.

12.11.	Counterparts

This Agreement may be executed in any number of counterparts, and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

12.12.	Governing Law

This Agreement and all relationships created by it will in all respects be governed by and construed in accordance with Irish law.

12.13.	Jurisdiction

12.13.1.	The Irish courts will have exclusive jurisdiction to settle any dispute (Dispute) which may arise out of or in connection with this Agreement or its performance.

12.13.2.	The parties agree that the Irish courts are the most appropriate and convenient courts to settle any Dispute and therefore that they will not argue to the contrary.

12.13.3.	This clause is for the exclusive benefit of the Investors and it will not prevent an Investor from initiating proceedings in relation to a Dispute (Proceedings) in any other court of competent jurisdiction. To the extent permitted by law, an Investor may take concurrent Proceedings in any number of jurisdictions.

12.13.4.	The documents which start any Proceedings and any other documents required in relation to those Proceedings may be served:

(1)	according to the methods of service set out in clause 12; or

(2)	in any other manner allowed by law.

12.13.5.	This clause 12.13 will apply wherever Proceedings are initiated.

IN WITNESS whereof this Agreement has been entered on the date set out above.

SCHEDULE 1

RESTRICTED TRANSACTIONS

1.	No Group Company shall do any of the matters listed below without the prior written consent of holders of the majority of the Ordinary Shares in issue in the Company and shall not do any of the matters listed at 1.1 to 1.9 below without also obtaining the prior written consent of Enterprise Ireland;

1.1.	carry on any business other than the Relevant Business or make any material change in the scope or nature of the Relevant Business;

1.2.	cease to carry on an Eligible Activity;

1.3.	create or issue or agree to create or issue any shares or loan capital or instrument carrying rights of conversion into any share or loan capital or give or agree to give any option in respect of any share or loan capital in the Company, except as permitted under the ESOP and the issuance of shares to EI upon conversion of the EI Preference Shares or the Preference Shares;

1.4.	declare or issue any share dividend;

1.5.	save for the issue of options under the terms of the ESOP (once approved by the holders of the majority of Shares) grant or agree to grant any option or warrant or other security or instrument in respect of which may result in the issue of shares in the Company;

1.6.	alter its Memorandum and Articles of Association, as applicable, or other organisational or constitutional documents;

1.7.	create or permit to subsist any mortgage, encumbrance or charge whether floating or specific on the whole or part of its undertaking, property or assets or give any guarantee or indemnity;

1.8.	transfer, assign, licence or otherwise dispose of any of its Intellectual Property Rights other than in the normal course of its business or as expressly set out in the approved Business Plan;

1.9.	make any loan or provide any credit (other than normal trade credit given in the ordinary course of business to any person) or make or repay any shareholder’s or director’s loan;

1.10.	vary the rights or obligations attaching to any share or loan capital or increase or reduce redeem or purchase any of its share capital or consolidate or subdivide any shares in its capital except on termination of employment and as may be required by the Articles with respect to the EI Preference Shares or the Preference Shares;

1.11.	save as expressly set out in the approved Business Plan or annual budget incur or permit to subsist at any one time any borrowings (including the risk percentage of hedging facilities) in excess of €100,000;

1.12.	enter into any contract or transaction except in the ordinary and proper course of business on arms length and commercial terms or enter into any unusual, long term or onerous contract, arrangement or understanding;

1.13.	remove or change the Auditors or change the financial year end date of the Company or alter the basis of the accounts;

1.14.	save as expressly set out in the approved Business Plan or annual budget enter into any contract, arrangement or commitment involving expenditure which would exceed €100,000 in aggregate in any one financial year and for the purpose of this clause the aggregate amount payable under any agreement for hire, hire purchase or purchase on credit sale or conditional sale terms shall be deemed to be capital expenditure incurred in the year in which such agreement is entered into;

1.15.	transfer, sell, license or otherwise dispose of the whole or any material part of its business undertaking or assets (other than trading shares or Intellectual Property in the ordinary course of business) or grant any interest therein or, in each case, enter any agreement or arrangement to do so;

1.16.	enter into any scheme or arrangement with creditors;

1.17.	save as expressly set out in the approved Business Plan or annual budget appoint or remove or vary the terms of appointment (including financial terms) of any chairman, director, Senior Manager or other Senior Executive;

1.18.	approve or implement the annual budget;

1.19.	approve the Business Plan;

1.20.	purchase or subscribe for or dispose of any shares, debentures, mortgages or securities (or any interest therein) in any company (including any Subsidiary), trust or other body other than in connection with a reorganisation, amalgamation or reconstruction of the Group (on terms approved in writing by holders of a majority of the Shares);

1.21.	save as expressly set out in the approved Business Plan or annual budget, acquire or dispose of any assets of €50,000 or more in value;

1.22.	enter into any credit sale, hire purchase or leasing agreement if as a result the aggregate liability of the Company under all such agreements (including all existing agreements) would exceed €100,000;

1.23.	factor or assign any book debts;

1.24.	enter into any partnership, joint venture or profit sharing agreement with any persons (other than in the ordinary course of business);

1.25.	open, take an interest in or carry on business on any land or at any premises other than those at which the Company carries on business at the date hereof;

1.26.	do or permit to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily);

1.27.	establish any retirement, death or disability benefits or arrangements for directors or employees of any Group Company;

1.28.	give any guarantee, indemnity or security in respect of the obligations of any other person other than of the Company;

1.29.	appoint any person as a director or remove any director; and/or

1.30.	pay any dividend or make any distribution to the members of the Company of any nature whatsoever except as required under the Articles of Association with respect to the EI Preference Shares or the Preference Shares; and/or

1.31.	appoint any person as adviser on a sale, IPO or for further financing.

SCHEDULE 2

BOARD OF DIRECTORS AND COMMITTEES

1.	Business to be carried out by Board

Subject as provided for in this Agreement, the parties agree that the business of the Company (other than day to day business) shall be undertaken and transacted by the Board and the Company shall not enter into any contract, transaction or arrangement whereby its business would be controlled otherwise than by the Board.

2.	Notice of Board Meetings

Unless otherwise agreed by the non-executive directors, at least five Days notice shall be given to each of the Directors of all meetings of the Board, at the address notified from time to time by each Director to the secretary of the Company. Each such notice shall contain, inter alia, an agenda specifying in reasonable detail the matters to be discussed at the relevant meeting, shall be accompanied by any relevant papers for discussion at such meeting (including the draft minutes of the previous meeting) and may be sent by post or courier or e-mail.

3.	Frequency of Board Meetings

Board meetings shall be held at regular intervals (so that at least 8 meetings shall be held in every calendar year and a period of more than 60 Days shall not elapse between meetings). Meetings of the Board and any committee of the Board shall be held at the principal office of the Company or, with the consent of a majority of the Directors, elsewhere in Ireland.

4.	Quorum at Board and Committee Meetings

No business shall be transacted at a meeting of the Board or of a committee of Directors of the Company unless at the time there is a quorum of the greater of (i) one third of the total number of Directors constituting the Board or committee or (ii) two Directors present. In the case of all other Group Companies not organised under the laws of Delaware, the quorum for a meeting of the relevant board or of a committee of such board shall be two Directors.

5.	Minutes of Meetings

Drafts of the minutes of every board and committee meeting shall be sent to each of the Directors within a reasonable time of the meeting (being not more than 10 Days after the meeting or earlier if requested by a Director).

6.	Composition of the Board:

6.1.	The Directors shall be appointed and removed by the holders for the time being of a majority of the Ordinary Shares. For the avoidance of doubt and notwithstanding anything to the contrary contained in the Articles, the Directors shall not appoint or co-opt as a Director any person unless the identity and terms of appointment of whom have first been approved in writing the holders of a majority of the Ordinary Shares then outstanding.

6.2.	The Board shall at the request of Growcorp and after consultation with the Investors appoint and/or remove (as the case may be) such person as may be so requested by Growcorp to be the chairman of the Board (Chairman). The Chairman will preside as chairman at every meeting of the Board or of a committee of the Board, or, if there is no such chairman or if he is not present, any non executive Director if present shall act as chairman or if a non-executive Director is not present, any other Director as agreed to by a majority of the other Directors present.

6.3.	Appointment of Observers

A party entitled to appoint a Director to the Board but who has not availed of the right may at any time by notice in writing to the Company nominate an observer to attend and speak (but not to vote) at meetings of the Board and of the board of Directors of each other Group Company and shall be entitled to remove any person so appointed and to appoint another in his place; any observer so nominated shall be sent at the same time as the other invitees an invitation to attend board or committee meetings of the relevant Group Company together with the relevant notice of meeting and papers and shall be permitted to attend such meeting in each case as if he were a Director of the Group Company in question (subject to the restrictions on voting rights referred to above).

7.	Board Expenses and Fees

The Company (or the Group Company as the case may be) shall bear the expenses of any non-executive Director reasonably and properly incurred by each such non-executive Director on the affairs of the Company (or Group Company, as relevant).

8.	Votes of Directors

Resolutions of the Board and any committee shall be decided by a simple majority of the votes cast by the Directors present at a meeting at which a quorum is present, for or against the resolution. The Chairman shall not have a casting vote. As provided under Delaware law and the Company’s Bylaws, the Board or any committee may also take action by written consent if signed by all members of the Board or committee then in office.

9.	Committees of the Board

9.1.	The following committees of the Board of the Company shall be duly constituted and shall be maintained at all times after Completion:

a)	an Audit Committee; and

b)	a Remuneration Committee;

and the Shareholders agree that neither of which shall comprise Senior Management or other employees of the Group unless the holders of the majority of the Shares otherwise agree in writing.

9.2.	The Remuneration Committee shall be consulted by and shall advise the Board on all questions concerning the variation of terms of employment of any Senior Executive (including the executive Directors) and any other arrangements with any executive Director of a Group Company.

9.3.	The Audit Committee shall be consulted by and shall advise the Board on all material questions concerning auditing and accounting policy matters of the Group.

SCHEDULE 3

DEED OF ADHERENCE

By this Deed of Adherence I/we [	]

of [	]

having my address/our registered office at [	]

intending to become a shareholder of MERRION PHARMACEUTICALS LIMITED (the Company) holding [number] shares of the [series or class of shares, of the Company hereby agrees with the Company and each of the parties thereto to comply with and be bound by the provisions of the Shareholders Agreement dated • between (1) European Bioscience Fund 1 Limited Partnership; (2) Growcorp Group Limited; (3) Enterprise Ireland; (4) Michael McKenna; (5) John Lynch; (6) Thomas Leonard; (7) Jonathan O’Connell; (8) the Company; and (9) Merrion Biopharma Limited; (the Agreement) (a copy of which has been delivered to me/us and which I/we have initialled and attached thereto for identification) in all respects as if I/we was/were a party/parties to such Agreement and named therein as a party/parties of the part/parts as the proposing transferor [name] of the Shares.

In witness whereof I/we have executed this Deed under seal this [            ] day of [            ]

SIGNED SEALED AND DELIVERED by [ ] In the presence of:

OR

PRESENT when the Common Seal of [ ] was affixed hereto:

Director

Director/Secretary

SCHEDULE 4

ARTICLES OF ASSOCIATION

[To be inserted]

SCHEDULE 5

PART 1

THE COMPANY

Name	Merrion Pharmaceuticals Limited

Date of Incorporation	1 March 2006

Place of Incorporation	Ireland

Registered Number	416298

Authorised capital	€2,500,000 divided into 100,000,000 shares of €0.01 each, 750,000 A Preference Shares of €1 each and 750,000 B Preference Shares of €1 each

Issued Capital

Registered Office	3rd Floor, Biotechnology Building, Trinity College Dublin, Dublin 2

Principal Place of Business	As above

Directors	Michael McKenna, Michael Donnelly, Pat Wall, Fintan Maher, Anthony Carragher, John Lynch

Secretary	Jonathan O’Connell

Financial Year End	31 December

Last Accounts Filed	N/a

Auditors	KPMG

Charges/Debentures	None

PART 2

THE SUBSIDIARIES

Name	Merrion Biopharma Limited

Date of Incorporation	18 March 2003

Place of Incorporation	Ireland

Registered Number	368718

Authorised capital	10,000 Ordinary Shares of €1 each

Issued Capital	1 Ordinary Share of €1

Registered Office	25 / 28 North Wall Quay, Dublin 1

Principal Place of Business	Third Floor, Biotechnology Building, Trinity College Dublin, Dublin 2

Directors	Michael Donnelly, Pat Wall, Fintan Maher, John Lynch, Anthony Carragher, Michael McKenna

Secretary	Jonathan O’Connell

Name	Merrion Research I Limited

Date of Incorporation	27 April 2004

Place of Incorporation	Ireland

Registered Number	385198

Authorised capital	€10,000 divided in to 10,000 ordinary shares of €1 each

Issued Capital	1 Ordinary Share of €1

Registered Office	3015 Lake Drive, Citywest, Dublin 24

Principal Place of Business	Ireland

Directors	Fintan Maher, Michael Donnelly, John Lynch, Tom Leonard

Secretary	Jonathan O’Connell

Name	Merrion Research II Limited

Date of Incorporation	27 April 2004

Place of Incorporation	Ireland

Registered Number	385197

Authorised capital	€10,000 divided in to 10,000 ordinary shares of €1.00 each

Issued Capital	1 Ordinary Share of €1

Registered Office	3015 Lake Drive, Citywest, Dublin 24

Principal Place of Business	Ireland

Directors	Fintan Maher, Michael Donnelly, John Lynch, Tom Leonard

Secretary	Jonathan O’Connell

Name	Merrion Biopharma LLC

Date of Incorporation	23 March 2006

Place of Incorporation	Delaware, USA

Member	Merrion Pharmaceuticals Limited

Membership Interests	100% owned by Merrion Pharmaceuticals Limited

Registered Office	Corporation Service Centre, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, USA

Auditors	KPMG

GIVEN under the seal of

GROWCORP (G.P.) LIMITED

as General Partner of and on behalf of

EUROPEAN BIOSCIENCE FUND 1 LIMITED PARTNERSHIP

in the presence of:

/s/ Michael Donnelly
Director

/s/ Fintan Maher
Director/Secretary

GIVEN under the seal of

by MERRION PHARMACEUTICALS, LTD.

in the presence of:

/s/ John Lynch
Director

/s/ Jonathan O’Connell
Director/Secretary

GIVEN under the seal of

ENTERPRISE IRELAND

in the presence of:

Signature

SIGNED SEALED AND DELIVERED

by Michael McKenna

in the presence of:

/s/ Michael McKenna
Michael McKenna

SIGNED SEALED AND DELIVERED

by John Lynch

in the presence of:

/s/ John Lynch
John Lynch

SIGNED SEALED AND DELIVERED

by Thomas Leonard

in the presence of:

/s/ Thomas Leonard
Thomas Leonard

SIGNED SEALED AND DELIVERED

by Jonathan O’Connell

in the presence of:

/s/ Jonathan O’Connell
Jonathan O’Connell

GIVEN under the seal of

GROWCORP GROUP LIMITED

in the presence of:

/s/ Michael Donnelly
Director

/s/ Fintan Maher
Director/Secretary

GIVEN under the seal of

MERRION BIOPHARMA LIMITED

in the presence of:

/s/ John Lynch
Director

/s/ Jonathan O’Connell
Director/Secretary